EXHIBIT 99.1



                         Double Eagle Petroleum Company
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     P. O. Box 766 - Casper, WY 82602 - 1-307-237-9330 - Fax: 1-307-266-1823

From the desk of Steve Hollis, President

FOR IMMEDIATE RELEASE
Date: October 21, 2003

       Double Eagle Petroleum Announces Private Placement Of Common Stock

Casper, Wyoming-Double Eagle Petroleum Co. (NASDAQ: DBLE) announced today that it is undertaking a private placement of up to 1.35 million shares of its common stock. The shares being offered have not been registered under the Securities Act Of 1933 and may not be offered or sold in the United States absent registration under the Securities Act Of 1933 or an applicable exemption from the registration requirements of the Securities Act Of 1933. Pursuant to the terms of the private placement, within 30 days following closing, Double Eagle will file a registration statement registering the possible resale of the securities sold pursuant to the private placement. It is anticipated that the closing will occur on or before October 27, 2003.

The purpose of the private placement is to obtain funds for development costs, including development drilling at the Company's Cow Creek and Pinedale projects, and a smaller portion for exploration costs, and possibly for acquisitions, of which there is no assurance. The manner of the private placement is to sell the shares to a small group of fewer than 10 purchasers.

This press release may contain projections and other forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Any such projections or statements reflect the Company's current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that such projections will be achieved and actual results could differ materially from those projected. A discussion of important factors that could cause actual results to differ materially from those projected, such as decreases in oil and gas prices and/or unexpected decreases in oil and gas production, is included in the Company's periodic reports filed with the Securities and Exchange Commission.

Founded in 1972, Double Eagle Petroleum Co. explores for, develops, and sells crude oil and natural gas. The Company's current areas of exploration and development include the Southwestern Wyoming, Powder River Basin, and Wind River Basin in Wyoming.

Company Contact:
Steve Hollis, President
(307) 237-9330